Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated April 13, 2010, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York, and to the use of our report dated April 30, 2010, with respect to the financial statements of Variable Annuity Account A - AdvisorDesigns(R) Variable Annuity, included in Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-89236) of Variable Annuity Account A and the related Statement of Additional Information accompanying the Prospectus for the AdvisorDesigns(R) Variable Annuity.

Kansas City, Missouri
April 30, 2010